  EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO BYLAWS OF ARTELO BIOSCIENCES, INC.

1. A new Section 9.3 is added to the Bylaws consisting of the following:

In accordance with subsections 2 and 3 of NRS 78.378, the Company shall in all respects be considered an “issuing corporation” for purposes of the provisions of NRS 78.378 to 78.3793, inclusive, irrespective of whether the Company, as of any date, (i) has 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the Company at all times during the 90 days immediately preceding such date, and/or (ii) does business in Nevada directly or through an affiliated corporation.

2. Section 1.5 of the Bylaws is eliminated in its entirety.

3. Section 2.5 of the Bylaws is amended and restated in its entirety as follows:

2.5 Fixing Record Date. The Board of Directors may fix in advance a date as the record date for determining shareholders entitled: (i) to notice of or to vote at any shareholders' meeting or adjournment thereof; (ii) to receive payment of any share dividend; or (iii) to receive payment of any distribution. The Board of Directors may in addition fix record dates with respect to any allotment of rights or conversion or exchange of any securities by their terms, or for any other proper purpose, as determined by the Board of Directors and by law. The record date shall be not more than sixty (60) days and, in case of a meeting of shareholders, not less than ten (10) days (or such longer period as may be required by Nevada law) prior to the date on which the particular action requiring determination of shareholders is to be taken. If no record date is fixed for determining the shareholders entitled to notice of or to vote at a meeting of shareholders, the record date shall be the date before the day on which notice of the meeting is mailed. If no record date is fixed for the determination of shareholders entitled to a distribution (other than one involving a purchase, redemption, or other acquisition of the Corporation's own shares), the record date shall be the date on which the Board adopted the resolution declaring the distribution. If no record date is fixed for determining shareholders entitled to a share dividend, the record date shall be the date on which the Board of Directors authorized the dividend.

4. Section 3.7 of the Bylaws is amended and restated in its entirety as follows:

3.7 Notice of Meetings. Any regular or special meeting of the Board of Directors may be held without notice to the shareholders of the date, time, place, or purpose of the meeting. Any special meeting of the Board of Directors must be preceded by at least twenty-four (24) hours written notice to the Directors of the date, time, and place of the meeting (if notice is given by electronic mail or by personal delivery) or at least five (5) days written notice if notice is given by U.S. Mail., but, other than as may be required by applicable law, the Company’s Articles of Incorporation or these Bylaw, not of its purpose). Notice may be given personally, by electronic mail or by U.S. Mail. Notice shall be deemed effective upon sending of an email notice, delivery of a personally delivered notice or upon sending a notice if sent by U.S. Mail to the physical or email address (as applicable) of the Director as shown in the Corporation's records. Notwithstanding the foregoing, if the President of the Corporation determines that an emergency or other pressing issue exists that requires the consideration of the Board, the President may call a special meeting of the Board of Directors upon three hours’ notice given by electronic mail to the electronic mail address of each Director as shown in the Corporation’s records. Notice of any meeting of the Board of Directors may be waived by any director at any time, by a signed writing, delivered to the Corporation for inclusion in the minutes, either before or after the meeting. Attendance or participation by a director at a meeting shall constitute a waiver of any required notice of the meeting unless the director promptly objects to holding the meeting or to the transaction of any business on the grounds that the meeting was not lawfully convened and the director does not thereafter vote for or assent to action taken at the meeting.